EXHIBIT 99.1


PRESS RELEASE

YP.NET REPORTS APPROXIMATELY 140% INCREASES IN REVENUE AND NET INCOME Wednesday May 14, 2003 4:01 pm ET

MESA, Ariz.--(BUSINESS WIRE)--May 14, 2003--YP.Net (OTCBB: YPNT - News), a
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leading provider of nationwide Internet yellow pages and related services, reported its financial results for the three months ended March 31, 2003. Revenue for the three months ended March 31, 2003 was $6,849,044 compared to $2,839,438 for the comparable period ended March 31, 2002, an increase of over 140%. The increase in revenue is principally the result of an increase in the number of Internet advertising customers. At March 31, 2003, the company had approximately 279,071 Internet advertising customers compared to approximately 86,000 customers at March 31, 2002, an increase of approximately 220%. The increase in Internet advertising customers is due to the continued success of our marketing program. YP.Net utilizes direct mailings as its primary marketing program and this Internet advertising generates its principal revenue.

Income before income taxes for the three months ended March 31, 2003 was $2,504,774, compared to $828,390 in the comparable period in 2002, an increase of approximately 200%. The increased income is a result of additional Internet advertising customers and the reduction of costs relating to acquiring these customers. Therefore, the pre-tax margin for the three months ended March 31, 2003 increased to 36.5% from 29.1% in the comparable period in 2002.

Angelo Tullo, YP.Net's CEO, commented, "Our second quarter financial results represent the continuation of management's strategy to build the YP.Net franchise and to become the Internet `yellow pages' of choice to businesses and consumers. Our financial results for the first six months of fiscal 2003 nearly approached our results for the entire previous fiscal year. We are very pleased for our shareholders."

The provision for income taxes was $999,853 for the three months ended March 31, 2003 versus a provision of $208,102 for the comparable period in 2002. According to David J. Iannini, YP.Net's CFO, "The company no longer has any net operating loss carryforwards to offset our pre-tax profits. Therefore, the tax provision as a percent of pre-tax income is higher than last year's comparable period."

Net profits for the three months ended March 31, 2003 were $1,504,921, or $0.03 per share, compared to net profits of $620,288, or $0.01 per share in the comparable period in 2002 or an increase of approximately 140% in net income. Net margins were 22% for the three-month periods ended March 31, 2003 and 2002 even with the additional tax in 2003.

ABOUT  YP.NET  INC.

YP.Net Inc., a leading provider of Internet-based yellow page services, offers an Internet advertising package that includes a priority Preferred Listing and Mini-Webpage(TM) through its yellow page Web site at www.Yellow-Page.Net and www.YP.Net. The company's Web site contains listings for approximately 18 million businesss and individuals in the United States.

YP.Net also provides an array of other Internet services that complement its yellow page sites (www.Yellow-Page.Net and www.YP.Net).

YP.Net is a long-standing member, exhibitor and sponsor of the two major yellow page trade associations -- Yellow Page Integrated Media Association "YPIMA," the major trade association of yellow page publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly


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represents independent yellow page publishers. YP.Net Inc. is based in Mesa. For more information, visit the Web site at www.yp.net.
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This press release contains certain forward-looking statements, including those regarding the company and its subsidiaries' expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company's management as of the date hereof, and actual results may vary based upon future events, both within and without management's control.


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Contact:
     YP.Net Inc., Mesa
     David Iannini, 480/654-9646 Ext. 1258
     Fax: 480/654-9747


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